UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SOLUTIA INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies.

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 27, 2009

Dear fellow stockholder:

You are cordially invited to attend the annual meeting of stockholders of Solutia Inc. on Wednesday, April 22, 2009. We will hold the meeting at 10:00 a.m., Central Time, at our world headquarters at 575 Maryville Centre Drive, St. Louis, Missouri 63141. You can find a map with directions to our headquarters near the back of the proxy statement that accompanies this letter.

In connection with the annual meeting, we have enclosed a notice of the meeting, a proxy statement and a proxy card. We have also enclosed a copy of our annual report for 2008 which contains detailed information about us and our operating and financial performance.

I hope that you will be able to attend the meeting, but I know that not every stockholder will be able to do so. Whether or not you plan to attend, I encourage you to vote your shares. You may vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

Sincerely,

JEFFRY N. QUINN
Chairman of the Board, President and
Chief Executive Officer

575 Maryville Centre Drive St. Louis, MO 63141 314-674-1000

575 Maryville Centre Drive
St. Louis, MO 63141

March 27, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of Solutia Inc. will be held at our world headquarters at 575 Maryville Centre Drive, St. Louis, Missouri 63141 on Wednesday, April 22, 2009 at 10:00 a.m., Central Time. At the annual meeting, stockholders will consider the following proposals:

(1) to elect two directors;

(2) to ratify the appointment of our independent public accounting firm; and

(3) to transact any other business properly introduced at the meeting.

By order of the board of directors

Paul J. Berra, III
Senior Vice President, General Counsel and Chief Administrative Officer

PROXY STATEMENT

PROXY AND VOTING INFORMATION

Why am I receiving these proxy materials?

Our board of directors is soliciting proxies for the 2009 annual meeting of stockholders. On or about March 27, 2009, we expect to begin mailing these proxy materials to all stockholders at the close of business on February 24, 2009, the record date. On the record date, there were 94,281,742 shares of our common stock outstanding.

Where and when is the annual meeting?

The annual meeting will take place on April 22, 2009 at our world headquarters, located at 575 Maryville Centre Drive, St. Louis, Missouri 63141. The meeting will begin at 10:00 a.m., Central Time. You can find a map with directions to our headquarters on page 38 of this proxy statement.

What am I voting on?

At the annual meeting, stockholders will consider the election of two nominees for director — Robert K. deVeer, Jr., and Gregory C. Smith, and ratification of the appointment of Deloitte & Touche LLP as our independent public accounting firm. The stockholders will also consider any other matter if properly introduced at the annual meeting.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	Shares registered directly in your name with our transfer agent, for which you are considered the “stockholder of record;” and

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. We have sent these proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

How can I vote my shares?

You can vote by proxy or in person.

How do I vote by proxy?

If you are a stockholder of record, you may vote by telephone, Internet, or mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers that can be found on the proxy card.

•	Voting by telephone

You can vote by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on the day before the meeting. If you vote by telephone, you do not need to return your proxy card.

•	Voting by Internet

You can vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting by mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you submit your proxy using any of these three methods, Jeffry N. Quinn or Paul J. Berra III will vote your shares in the manner you indicate. You may specify whether your shares should be voted for one, both, or none of the nominees for director, for or against the ratification of the appointment of our independent public accounting firm and for or against any other proposals properly introduced at the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our board of directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of both nominees for director and “FOR” ratification of the appointment of our independent public accounting firm.

If any other matter is presented, your proxy will authorize Jeffry N. Quinn or Paul J. Berra III to vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be considered at the annual meeting other than those referenced in this proxy statement.

If you wish to give a proxy to someone other than Jeffry N. Quinn or Paul J. Berra III, you may strike out their names on the proxy card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

How can I revoke my proxy?

You may revoke a proxy in any one of the following three ways:

•	Submit a valid, later-dated proxy;

•	Notify Miriam Rogers Singer, our Secretary, in writing before the annual meeting that you have revoked your proxy; or

•	Vote in person at the annual meeting.

How do I vote in person?

If you are a stockholder of record, you may attend the annual meeting and cast your vote in person.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this by telephone, over the Internet, or by mail. Please refer to the voting instruction card included with these materials by your broker, bank or other nominee.

Is my vote confidential?

Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us and when a stockholder’s written comments appear on a proxy or other voting material.

What “quorum” is required for the annual meeting?

In order to have a valid stockholder vote, a quorum must exist at the annual meeting. For us, a quorum exists when stockholders holding a majority of the outstanding shares of our common stock are present or represented at a meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted toward a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What Vote Is Required?

Election of two directors (Proxy Item No. 1)	The nominees who receive the most votes for the available positions will be elected. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. Abstentions are not counted in the election of directors and do not affect the outcome.
Ratification of the appointment of our independent public accounting firm (Proxy Item No. 2)	The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required for ratification of the appointment of Deloitte & Touche LLP as our independent public accounting firm.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the rules of the New York Stock Exchange, and the “beneficial owner” of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares on the election of directors and the ratification of the appointment of our independent public accounting firm, even if the holder does not receive voting instructions from you. Shares represented by proxies that are marked vote “withheld” with respect to the election of any nominee will not be considered in determining whether such nominee has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” will have the effect of a negative vote.

Where can I find the voting results?

We intend to announce preliminary voting results at the annual meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2009, which we expect to file on or before August 10, 2009. You can obtain a copy of the Form 10-Q by logging on to our website at www.solutia.com, by calling the Securities and Exchange Commission at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

CORPORATE GOVERNANCE PRACTICES

Overview

We are a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications. It is our policy to conduct our business with integrity and an unrelenting passion for providing the best value to our customers. All of our corporate governance materials, including the Corporate Governance Guidelines, our Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics and Audit, Governance and Executive Compensation & Development Committee charters, are published under “Corporate Governance” in the Investors section of our website at www.solutia.com. These materials are also available in print to any stockholder upon request. Any person who wishes to obtain a copy of any of these documents may do so by writing to Investor Relations, Solutia Inc., 575 Maryville Centre Drive, St. Louis, Missouri 63141. The board of directors continually reviews these materials, Delaware law, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities, and modifies the materials as warranted.

Director Independence

It is the board of directors’ objective to have an overwhelming majority of directors who are independent. We have adopted in our corporate governance guidelines the standards established by the New York Stock Exchange for determining whether a director is independent. These standards are attached to this proxy statement as Appendix A. The board of directors has determined, in its judgment, that eight of the nine members of the board of directors meet the New York Stock Exchange standards for independence. Other than Jeffry N. Quinn, who is an executive officer, each member of our board of directors satisfies the independence standards in the corporate governance guidelines. The independent members of the board of directors meet regularly without any members of management present. These sessions are normally held following or in conjunction with regular board meetings. Mr. Monahan, our lead director, serves as the presiding director during executive sessions of non-management directors.

All members of our Audit, Executive Compensation & Development, and Governance committees must be independent directors as defined by our corporate governance guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation.

Code of Conduct

Our board of directors has adopted a Code of Ethics for Senior Financial Officers. This code applies to our chief executive officer and the other senior officers who have financial responsibilities, including our chief financial officer, treasurer, controller and general counsel.

Related Party Transaction Policy and Procedures

We have written related party transaction policy and procedures. The Audit Committee of the board of directors is responsible for approving and ratifying related party transactions under our policy and procedures. The Audit Committee reviews the material facts of all Interested Transactions (as defined in our policy and procedures) that require the Audit Committee’s approval and either approves or disapproves of the entry into the Interested Transaction. If advance pre-approval of an Interested Transaction is not feasible, the Audit Committee considers the Interested Transaction at its next regularly scheduled meeting and if appropriate, the Interested Transaction is ratified.

Under the policy, certain Interested Transactions have standing pre-approval including (i) employment of executive officers, (ii) director compensation, (iii) transactions where all shareholders receive proportional benefits, (iv) transactions involving competitive bids, (v) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed $1,000,000 or 2% of that company’s total annual revenues, (vi) regulated transactions and (vii) certain banking related services.

The Chair of the Audit Committee also has authority to pre-approve or ratify any Interested Transaction with a related party in which the aggregate amount involved is expected to be less than $250,000. No director may participate in the approval of an Interested Transaction for which he or she is a related party. If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for us to follow in our ongoing dealings with the related party. Thereafter, the Audit Committee, on a regular basis, will review and assess ongoing relationships with the related party to assess whether they are in compliance with the Committee’s guidelines, if any, and that the Interested Transaction remains appropriate.

Structure of the Board of Directors

Our Second Amended and Restated Certificate of Incorporation and our Bylaws provide for a board of directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting. The size of the board of directors can be changed by a majority vote of its members and is currently set at nine members. Vacancies on the board of directors may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the board of directors, serves for the remainder of the full term of the class of directors in which the vacancy or newly created directorship occurred.

Director Biographies

Under our Plan of Reorganization, the composition of our board of directors changed when we emerged from bankruptcy on February 28, 2008. Seven new directors joined two former directors to form a new nine-member board and five former directors completed their board service.

The following is a list of our current directors, as of February 28, 2009, with the exception of Mr. Mulcahy who has decided not to stand for re-election. The terms of Messrs. deVeer, Jr. and Smith, Class I Directors, expire at the 2009 Annual Meeting; the terms of Messrs. Davis, Heffernan and Jagodinski, Class II Directors, expire at the 2010 Annual Meeting; and, the terms of Messrs. Monahan, Peiser and Quinn, Class III Directors, expire at the 2011 Annual Meeting.

Principal
Occupation and
Other Business
Experience Since At
Name, Age, Year First Became a		Least January 1,
Solutia Director	Other Directorships	2004
Jeffry N. Quinn, 50, 2004	Tecumseh Products Company	President, Chief Executive Officer, and Chairman of the Board of Solutia Inc. Mr. Quinn was elected President and CEO in May, 2004 and elected Chairman of the Board in February, 2006. Mr. Quinn served as our Senior Vice President, General Counsel and Chief Restructuring Officer from 2003 until 2004.
Eugene I. Davis, 54, 2008	Atlas Air Worldwide Holdings, Inc.; American Commercial Lines Inc.; Delta Airlines, Inc.; Foamex, Inc.; Haights Cross Communications, Inc.; Knology, Inc.; Silicon Graphics Inc.	Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services.
Robert K. deVeer, Jr., 62, 2008	Palatin Technologies, Inc.	President of deVeer Capital LLC, a private investment company which he founded in 1996.
James P. Heffernan, 63, 2008	United Natural Foods, Inc.	Retired as Chief Financial Officer and Director of Danielson Holding Corporation.
W. Thomas Jagodinski, 52, 2008	Lindsay Corporation	Private Investor. President and Chief Executive Officer and Director of Delta and Pine Land Company from September 2002 until June 1, 2007 when the Company was acquired by Monsanto Company.
William T. Monahan, 61, 2008	Hutchinson Technology, Inc.; Mosaic Company; Pentair, Inc.	Retired Chairman, President and Chief Executive Officer of Imation Corporation, a developer, manufacturer and marketer of data storage and imaging products and services from 1996 to May 2004. Mr. Monahan served as a Director from January 2005 and Chairman of the Board and Interim Chief Executive Officer from August 2006 until May 2007 of Novelis Inc.
Robert A. Peiser, 60, 2008	Team, Inc.	Chairman and CEO of Omniflight Helicopters, Inc. Mr. Peiser previously served as President, Chief Executive Officer and a Director of Imperial Sugar Company from April 2002 until January 2008.
Gregory C. Smith, 57, 2008	Penske Corporation	Mr. Smith is Principal of Greg C. Smith LLC, a consulting firm focused on financial service, automotive, and environmental markets. He served as Vice Chairman of Ford Motor Company from 2005 until his retirement in March 2006. Mr. Smith served as Ford’s Executive Vice President and President, The Americas from 2004 to 2005 and as Group Vice President from 2002 to 2004.

Board Meetings and Committees

Our current board of directors has the following four committees: Audit, Executive Compensation & Development (“ECDC”), Finance and Governance. The table below contains information concerning the membership of each of the committees and the number of times the current board and each current committee met during 2008. Our Finance Committee was formed in May 2008. Included in the number of Audit Committee meetings below are two Audit and Finance Committee meetings that took place prior to the formation of the Finance Committee. Each current director attended at least 75% of the total number of meetings of the board and of the committees on which he serves. In addition, all directors are expected to attend the 2009 Annual Meeting of Stockholders. There was no annual meeting of stockholders in 2008.

Executive
Compensation &
	Board	Audit	Development	Finance	Governance

Mr. Davis	•		•	▲
Mr. deVeer, Jr.	•	•		•
Mr. Heffernan	•	•	•
Mr. Jagodsinski	•	▲			•
Mr. Monahan	•		•		•
Mr. Mulcahy	•		▲	•
Mr. Peiser	•			•	▲
Mr. Quinn	▲
Mr. Smith	•	•			•
Number of 2008 meetings	8	9	7	9	5

▲	Chair • Member

Prior to our emergence from bankruptcy on February 28, 2008, our former board of directors had three committees: Audit and Finance, ECDC and Governance. Our former board met five times in 2008 prior to our emergence from bankruptcy. The former Audit and Finance Committee met once and the former ECDC met twice in 2008 prior to our emergence from bankruptcy.

Governance Committee

The Governance Committee is responsible for the following items:

•	identifying individuals qualified to become board members consistent with criteria approved by the board and recommending nominees for election at the annual meeting of stockholders and candidates to fill board vacancies and newly-created director positions, as described under the heading “Nomination Process for Election of Directors” on page 8;

•	developing and recommending to the board of directors the corporate governance guidelines applicable to us; and

•	performing a leadership role in shaping our corporate governance, including overseeing an annual self-evaluation of the performance of the board of directors and each of its committees.

Executive Compensation & Development Committee

The Executive Compensation & Development Committee is responsible for the following items:

•	assisting the board in establishing corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and evaluating the CEO’s performance in light of these goals and objectives;

•	approving total compensation for the CEO and senior executive officers;

•	reviewing and approving all compensation plans, policies and programs that affect the CEO and senior executive officers; and

•	reviewing and recommending compensation of independent directors.

The report of the Executive Compensation & Development Committee can be found on page 22 of this proxy statement.

Audit Committee

The Audit Committee is responsible for the following items:

•	assisting the board in overseeing (a) the integrity of the financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of our independent auditor and our internal audit function, and (e) our systems of disclosure controls and internal controls over financial reporting; and

•	overseeing the preparation of the reports required by the Securities & Exchange Commission.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

The board of directors has also determined, in its judgment, that all members of the Audit Committee are “audit committee financial experts” and that each member of the Audit Committee is “financially literate.” Our corporate governance guidelines do not currently restrict the number of audit committees of public companies on which members of our Audit Committee may serve. The board of directors has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found on page 33 of this proxy statement.

The board of directors has determined in its judgment that the Audit Committee, Executive Compensation & Development Committee and Governance Committee are composed entirely of independent directors as defined in the New York Stock Exchange listing standards and operate under written charters adopted by the entire board.

Finance Committee

The Finance Committee is responsible for the following items:

•	assisting the board in reviewing and monitoring our financial planning and policies; and

•	assisting the board in the oversight of our financial structure and affairs

Compensation Committee Interlocks and Insider Participation

The Executive Compensation and Development Committee is comprised of four directors: Mr. Mulcahy, Chair, and Messrs. Davis, Heffernan, and Monahan. None of these individuals is a current or former officer or employee of ours or any of our subsidiaries, nor did any of these individuals have any reportable transactions with us or any of our subsidiaries during 2008. During 2008, none of our executive officers served as a director or member of the compensation committee (or equivalent thereof) of another entity, any of whose executive officers served as our director.

Nomination Process for Election of Directors

The Governance Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The Governance Committee would initiate a search for a new candidate by soliciting input and/or recommendations from other members of the board and from other sources. The Governance Committee in its sole discretion, may retain an executive search firm to identify potential candidates and otherwise assist in the process. All candidates must meet the requirements specified in our corporate governance guidelines. Candidates who meet those requirements and otherwise qualify for membership on our board of directors would be identified, and the Governance Committee would initiate contact with preferred candidates. The Governance Committee would regularly report to the board of directors on the progress of the Governance Committee’s efforts. The Governance Committee would meet to consider and approve final candidates who would then be presented to the board of directors for consideration and approval. Our Chairman or the Chairman of the Governance Committee would extend an invitation to join the board of directors.

Stockholder recommendations should be submitted in writing to Miriam Rogers Singer, our Secretary, and should include information regarding nominees required under our bylaws. Individuals recommended by stockholders will receive the same consideration received by individuals identified to the Governance Committee through other means.

Communicating with the Board of Directors

Interested parties may communicate with the full board of directors, the non-management directors as a group, or individual directors including the presiding or lead director, by sending written correspondence in care of Solutia Inc., 575 Maryville Centre Drive, P. O. Box 66760, St. Louis, MO 63166, Attention: Miriam Rogers Singer. Financial and accounting matters may also be sent directly to the attention of the Chair of the Audit Committee in care of the Secretary at the above address. The Chair of the Governance Committee and his or her duly authorized agent(s) shall be responsible for reviewing interested party communications. Communications from interested parties shall be forwarded to the full board or to an individual director(s) to whom the communications are addressed unless a communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodicals or other subscriptions, and other similar communications are not forwarded to directors.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The terms of three directors (Messrs. deVeer, Mulcahy and Smith) will expire at the annual meeting. Mr. Mulcahy has decided not to stand for re-election. Our board of directors has nominated Mr. deVeer and Mr. Smith for re-election for a three-year term that will expire in 2012. Your proxy cannot be voted for a greater number of persons than the number of nominees named. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the board of directors names one. As an alternative, the board of directors may reduce the number of directors to be elected at the meeting.

The board of directors recommends a vote ‘‘FOR” these nominees.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM (PROXY ITEM NO. 2)

Deloitte & Touche LLP was our independent public accounting firm for 2008. The Audit Committee has appointed Deloitte & Touche LLP as our independent public accounting firm for 2009. The Audit Committee and the board of directors are requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider any information submitted by stockholders in connection with the selection of the independent public accounting firm for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interests and the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and are expected to be available to respond to appropriate questions from stockholders.

During 2008 and 2007, Deloitte & Touche LLP charged fees for services rendered to us as follows:

Type of Fee	2008	2007

Audit Fees	$3,494,795	$3,546,000
Audit-related Fees (1)	0	160,000
Tax Fees (2)	810,000	1,099,000
All Other Fees (3)	186,000	146,000

(1)	Audit-Related Fees include fees for audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters; consultations on the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the Securities and Exchange Commission, FASB or other regulatory or standard-setting bodies; and attest services not required by statute or regulation.

(2)	Tax Fees include fees for domestic tax planning and advice; domestic tax compliance; international tax planning and advice; international tax compliance; and review of federal, state, local and international income, franchise and other tax returns.

(3)	All Other Fees include fees for expatriate tax return preparation, international assignment services and various other permitted services.

Pre-Approval Policies and Procedures

Consistent with the Sarbanes-Oxley Act of 2002 and the SEC’s rules relating to auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent auditor, Deloitte & Touche LLP. Under this policy, the committee or its designated member must pre-approve services before a specified service is begun. Each approval includes a specified range of fees for the approved service. If approval is by the designated member, the decision is reported to the committee at its next meeting. Requests for pre-approval are submitted to the Audit Committee or its designated member by both the independent auditor and either the chief financial officer and treasurer or controller, with a joint statement as to whether, in their view, the request is consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee pre-approved all services for which the fees shown above were paid.

The board of directors recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent public accounting firm.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

The Executive Compensation and Development Committee of our board of directors (the “ECDC”) determines the compensation paid to our executive officers. The ECDC considers, adopts, reviews and revises executive officer compensation plans, programs, and guidelines and reviews and determines all components of each individual executive officer’s compensation. Our ECDC operates under a written charter that requires the Committee to be composed of three or more directors, each of whom must be independent under NYSE rules and the Company’s director independence standards.

Under our Plan of Reorganization, the composition of our board of directors changed when we emerged from bankruptcy on February 28, 2008. Seven directors joined two former directors to form a new nine-member board, and five former directors completed their board service. As a result, the membership of the ECDC changed. Therefore, this Compensation Discussion and Analysis collectively describes the actions and philosophies of the two ECDCs that were in place during 2008.

The following discussion provides an overview and analysis of the philosophy and objectives, administration and material elements of and decisions relating to our executive compensation program, especially with respect to our named executive officers (our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in a particular year). In August 2008, Jonathan P. Wright’s employment with the Company terminated, and in December 2008, Rosemary L. Klein’s employment with the Company terminated. Mr. Wright had served as a Senior Vice President and President of our Integrated Nylon business unit. Ms. Klein had served as a Senior Vice President and our General Counsel and Corporate Secretary. Under applicable SEC rules, Mr. Wright and Ms. Klein are deemed named executive officers for whom certain information must be disclosed in this proxy statement. Therefore, for fiscal year 2008 we had seven named executive officers (the “Named Executive Officers”).

Executive Compensation Philosophy and Objectives

The ECDC’s compensation philosophy and objectives are directly related to our business strategy and objectives. The former ECDC believed that, in order to maximize stakeholder value, executive compensation should be aligned with the post-emergence business plan, including its financial, operational and strategic goals. With the assistance of its executive compensation consultant, management and our outside advisors, the former ECDC took into account management compensation, including equity grants of other companies that had emerged from bankruptcy.

Our Plan of Reorganization included the Solutia Inc. Senior Executive Annual Incentive Plan (the “AIP”) and the 2007 Management Long-Term Incentive Plan (the “LTIP”), approved by our board of directors. The AIP, which is a broad-based plan, and the LTIP, together with the equity grants made upon emergence to our management employees, including our Named Executive Officers, were approved by our former ECDC and the various constituencies in our Chapter 11 case as part of the Plan of Reorganization confirmed by the Bankruptcy Court.

After we emerged from bankruptcy, our new ECDC, in consultation with our Chief Executive Officer and our senior executive responsible for human resources, reviewed the compensation philosophy and objectives established by the former ECDC. The new ECDC concluded that the existing philosophy and objectives remained important to deliver value to stockholders and to develop a high performance culture. These objectives are to:

•	Attract, motivate, and retain executives, in part by maintaining programs that offer competitive total compensation opportunities (as compared to similarly situated companies) while providing for recognition of outstanding performance and below market compensation for sub-par performance;

•	Promote and reward the achievement of short-term and long-term operating and financial objectives that will create long-term stockholder value without encouraging unnecessary and excessive risk-taking by our executives; and

•	Avoid the creation of a culture of entitlement by sufficiently differentiating between high-performers who drive our performance and those who do not.

The ECDC has designed our executive compensation program to support these objectives.

Administration of the Executive Compensation Program

Role of Management. Our chief executive officer, Jeffry N. Quinn (the “CEO”), plays a significant role in the compensation determination process, other than with respect to his own compensation. Our CEO participates in ECDC meetings at the ECDC’s request to provide:

•	Background information regarding our operating and financial objectives;

•	His evaluation of the performance of the senior executive officers, including all of the other Named Executive Officers; and

•	Compensation and professional development recommendations for senior executive officers including all of the other Named Executive Officers.

The ECDC evaluates the performance of the CEO and makes all compensation decisions related to the CEO and other members of the executive leadership team.

The human resources department is responsible for managing and implementing the day-to-day aspects of our executive compensation program established by the ECDC. Our senior executive responsible for human resources, serves as the primary management liaison to the ECDC and proposes compensation programs and policies to the ECDC at the request of the ECDC and the CEO.

Compensation Consultants. While in Chapter 11, the former ECDC engaged Mercer Human Resource Consulting (“Mercer”) to advise the Committee. Mercer provided the Committee with competitive compensation data for an industry peer group as well as a peer group of companies in Chapter 11. Mercer also advised on various compensation matters including annual and other incentive plan design and on the executive compensation strategy and program design for the emergence equity grants.

After emergence from bankruptcy, the ECDC retained Pearl Meyer and Partners (“PM&P”) as its independent compensation consultant. The Chair of the ECDC together with our senior executive responsible for human resources interviewed several firms before making a recommendation to the ECDC. The ECDC retained PM&P to ensure that it would receive independent advice on its compensation programs and decisions.

At the ECDC’s request, PM&P provides research, market data, and survey information regarding executive compensation. PM&P advises the ECDC on all principal aspects of executive compensation, including the competitiveness of program design and award values. PM&P reports directly to the ECDC although PM&P personnel may meet with management from time to time to gather information or to obtain management’s perspective on executive compensation matters. The ECDC has the sole authority under its charter to retain or terminate the compensation consultant at any time.

Executive Compensation Guiding Principles. The ECDC approved guiding principles to support our executive pay strategy. These guiding principles are designed to support our high performance culture and include:

•	Greater emphasis will be placed on performance-based pay (annual and long-term incentives) versus fixed pay (salary and benefits);

•	Incentive programs will recognize and reward enterprise, business unit and individual performance;

•	Pay and performance will be benchmarked against an appropriate peer group of companies;

•	Fixed reward elements (base salary, benefits) will be provided at competitive levels necessary to attract and retain talent; and

•	Perquisites and personal benefits will be provided only when there is a corresponding and compelling business case.

The ECDC believes senior management has the greatest ability to influence our performance, and accordingly should have a greater percentage of their total annual cash compensation at risk. While most other employees have an annual incentive opportunity, those at senior management levels have a greater amount of their total annual compensation at risk. Our ECDC believes that such a structure creates a strong motivation for our senior executives to drive high levels of performance.

Pay Positioning. As part of our executive compensation strategy, the ECDC targets total compensation at a level that will allow us to attract, retain and motivate high-caliber executive talent. Each element of compensation is targeted slightly different to further support our executive pay strategy and guiding principles:

•	Base salaries are targeted at or slightly below the 50th percentile of the competitive market;

•	Annual cash compensation (base salary + annual incentive) opportunities are targeted at or slightly above the market 50th percentile; and

•	Total direct compensation (base salary + annual incentive + long-term incentives) opportunities are targeted at or slightly above the market 50th percentile.

The ECDC believes that this pay positioning provides a greater emphasis on performance-based pay and a pay for performance philosophy. Market median financial performance should result in market-median compensation; above market performance should result in above market compensation; performance below the market will result in total compensation below market.

Defining the Competitive Market. The ECDC believes it appropriate to define the competitive compensation for benchmarking pay consistent with our target talent market, namely similarly-sized industrial companies engaged in the manufacture and sale of specialty and diversified chemicals. This group of companies represents our “peer group”, and included the following companies for 2008:

Peer Company	Industry
Eastman Chemical Co	Diversified Chemicals
Celanese Corp	Commodity Chemicals
Ecolab Inc	Specialty Chemicals
Lubrizol Corp	Specialty Chemicals
Chemtura Corporation	Specialty Chemicals
Cytec Industries Inc	Specialty Chemicals
RPM International Inc	Specialty Chemicals
Valspar Corp	Specialty Chemicals
Polyone Corp	Specialty Chemicals
FMC Corp	Diversified Chemicals
Cabot Corp	Diversified Chemicals
Intl Flavors & Fragrances	Specialty Chemicals
Hercules Inc	Diversified Chemicals

To assist the ECDC in its review of the competitiveness of executive compensation programs, PM&P provides compensation data from annual reports and proxy statements from companies in this peer group to the ECDC for executive compensation benchmarking and analysis purposes. The ECDC uses this data to compare the compensation of our executive officers to our targeted pay positioning. This compensation data reflects our target talent market and therefore, market compensation levels.

In addition to peer group data, PM&P also analyzes compensation survey data. The survey data focuses on publicly-traded companies of a similar size in our industry. The specific companies comprising the survey sources were not material to any decision made or not made by the ECDC. The survey data also uses general industry data as a supplemental data source, particularly for functional positions where industry expertise is not necessarily required.

Internal Pay Equity. The ECDC also takes into account internal pay equity in determining executive compensation. The ECDC does not use fixed ratios when conducting this analysis, but our CEO’s base salary and total compensation has typically been 2x — 3.5x the base salaries and total compensation paid to each of our other Named Executive Officers.

Tally Sheet/Wealth Accumulation Analysis. The ECDC’s process for determining compensation includes a review and an analysis of all elements of compensation. The ECDC also reviews the value of each element of compensation that the executive officer could potentially receive in the future, under scenarios of continuing employment, termination, and retirement. For this review, total remuneration includes all aspects of the executive officer’s total cash compensation from continuing employment, the potential future value of equity awards under varying assumptions, and retirement benefits. The goal of the analysis is to allow the ECDC to see how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation. Because all equity awards held by our executive officers were cancelled when we emerged from Chapter 11, the lack of amounts realized or realizable from prior equity awards weighed heavily in the ECDC’s determination of the amount of the 2008 emergence grants of equity awards to our Named Executive Officers. See “Long Term Incentives — 2008 LTIP Equity Awards” on page 20 for more information regarding the 2008 equity grants to our Named Executive Officers in connection with our emergence from Chapter 11.

Components of our Executive Compensation Program

The principal components of our 2008 executive compensation program, including for our Named Executive Officers, were:

•	Base salary;

•	Annual incentives;

•	Long-term incentives; and

•	Other compensation policies (i.e., employment agreements, benefits and perquisites, and retirement programs).

Each of these elements is discussed more fully below.

Base Salary

Base salary is a critical element of executive compensation because it is the only element of compensation that is pre-determined. Our goal is to target base salaries for senior executives at or slightly below the 50th percentile of the competitive market. The targets for 2008 were below the 50th percentile of the market. In determining the appropriate base salary level, our ECDC considers a number of factors including:

•	the executive’s qualifications, past performance and experience;

•	the scope of the executive’s responsibilities;

•	salary practices at other companies within our peer group for similar positions;

•	our internal pay equity considerations; and

•	our overall performance.

Base salaries are reviewed on an annual basis, and may be adjusted from time to time based on the above criteria. See the Summary Compensation Table on page 23 for more information on base salaries of our Named Executive Officers.

Annual Incentive Program

Our annual incentive plan, the AIP, was approved by our former ECDC and the various constituencies in our Chapter 11 bankruptcy as part of the Plan of Reorganization confirmed by the Bankruptcy Court. The AIP is a broad-based plan that applies to most of our employees. The AIP serves as an integral part of annual compensation for employees and fosters our pay-for-performance philosophy. The AIP is designed to deliver a significant portion of each executive’s annual overall compensation opportunity in the form of cash incentives based on achievement of key financial and operating objectives. The ECDC administers the AIP. The following is a description of the provisions of the AIP.

Target Annual Incentive Opportunity

Each participant, including the Named Executive Officers, in the AIP has a target incentive opportunity. Target incentive opportunities are based upon both external and internal considerations. Our ECDC’s philosophy is that target incentives are set such that median performance will result in median annual compensation compared with the market and that performance above or below median levels will result in compensation above or below median levels. To maintain internal pay equities, target incentive opportunities are determined primarily by base salary grade level within the organization. Salary grade levels are reflective of an individual’s job and level of responsibility. In general, those with direct profit-and-loss responsibility have a higher target incentive opportunity than another participant at the same salary grade level who does not have direct profit-and-loss responsibility.

The target annual incentive for each Named Executive Officer is determined in accordance with the Named Executive Officer’s employment agreement with us as described in “Employment Agreements with Named Executive Officers” on page 29. Under these employment agreements, the target annual incentive opportunity for each of our current Named Executive Officers, stated as a percentage of the Named Executive Officer’s annual base salary, was as follows:

Target Incentive as a
Named Executive Officer	Percentage of Base Salary
Mr. Quinn	150%
Mr. Sullivan	75%
Mr. De Temmerman	100%
Mr. Voss	100%
Mr. Davies	100%

Annual Incentive Pools

Our AIP is based upon a pool concept. There are separate incentive pools determined for enterprise-level participants and the participants in each business unit. Each year, our ECDC selects financial and operating performance metrics for the enterprise (the “core” pool) and for each business unit and a weighting for each metric. For each metric, a threshold (0.50x), target (1.0x), and maximum (3.0x) funding level is approved by our ECDC with the target funding level typically equal to the aggregate of all target incentives for participants in the AIP. Each funding level is associated with a certain level of operating or financial performance, with linear interpolation determining the funding level if actual financial or operating performance results fall between these levels. Under the AIP, these funding levels are referred to as funding factors. If the threshold performance level is not met with respect to any particular performance metric, there is no funding of the incentive pool with respect to that metric.

These determinations by our ECDC establish a correlation between performance and funding for incentives. For example, if only threshold level performance was achieved for all metrics, the funding factor would be 0.50x and total incentive pool would be only 50% of the sum of all participants’ target incentives. Conversely, if maximum performance levels were achieved for all metrics the funding factor would be 3.0x and the total incentive pool would be 300% of the sum of all participants’ target incentives. At the end of the year, our performance and the performance of our business units, is measured against the pre-established metrics and our ECDC determines the funding factor for each incentive pool.

The aggregate of all incentives paid from each of the incentive pools cannot exceed the maximum aggregate amount available from all incentive pools; however, in limited circumstances, the ECDC has the option to exceed the aggregate of the available pools so the annual incentive for the CEO does not diminish the incentive pools available for other AIP participants. The ECDC always retains the right to adjust the incentive pools downward as necessary.

For 2008 our Named Executive Officers were eligible to receive awards from the following incentive pools:

Named Executive Officer	Incentive Pools
J. N. Quinn	Core Pool
J. M. Sullivan	Core Pool
L. De Temmerman	SAFLEX® Pool
J.R. Voss	Flexsys Pool
K.J. Davies	CPFilms Pool

Mr. Wright and Ms. Klein are not eligible to receive awards from the 2008 AIP Incentive pools because their employment with the Company terminated prior to December 31, 2008.

2008 Performance Metrics

The performance metrics for 2008 for each incentive pool are as set forth in the following chart:

Incentive Pool	Metric #1	Weight	Metric #2	Weight	Metric #3		Weight
Enterprise/Core	Enterprise EBITDAR	50%	Enterprise Free Cash Flow	50%	NA		NA
Integrated Nylon	EBITDAR	50%	Free Cash Flow	50%	NA		NA
Saflex®	EBITDAR	33.3%	Free Cash Flow	33.3%	Gross Margin	%	33.3%
CPFilms	EBITDAR	50%	Free Cash Flow	50%	NA		NA
Flexsys	EBITDAR	50%	Free Cash Flow	50%	NA		NA
Other PPD	EBITDAR	50%	Free Cash Flow	50%	NA		NA

“EBITDAR” for purposes of the AIP means earnings before interest, taxes, depreciation and amortization plus reorganization items and subject to historical internal reporting standards.

“Free Cash Flow” means the cash flow provided by (used in) an entity for any period, determined on a consolidated basis in accordance with GAAP and subject to historical internal reporting standards excluding (a) any extraordinary, non-recurring or non-operational gains or losses, (b) restructuring charges and (c) effects of discontinued operations, less capital expenditures plus certain net proceeds received related to asset sales or sales of business units or divisions.

“Gross Margin%” means the difference between the reported revenue less cost of goods sold of an entity divided by revenue of such entity determined on a consolidated basis in accordance with GAAP and subject to historical internal reporting standards excluding (a) an extraordinary, non-recurring, non-operational or non-cash gains or losses or gains or losses from dispositions, (b) restructuring charges, (c) effects of discontinued operations, and (d) all impacts of fresh start accounting.

The ECDC sets performance metrics at levels deemed appropriate based on industry expectation, market opportunities and other factors the ECDC believes are relevant. Maximum funding levels for each metric reflect very ambitious goals which can only be attained when business results are exceptional. Similarly, threshold funding levels are set sufficiently high that some metrics will not be met in every year, although the threshold level has been exceeded for the 2005, 2006 and 2007 fiscal years for each incentive pool. Additionally, in September 2008, in conjunction with the Company’s announcement to explore strategic alternatives for the integrated nylon business our ECDC determined to evaluate the Enterprise/Core incentive pool in two time segments; the time period prior to the integrated nylon announcement and the time period subsequent to the announcement. The funding for the period attributable prior to the announcement resulted is zero funding. For the period subsequent to the announcement, the EBITDA and Free Cash Flow metrics exclude the effects of integrated nylon as a discontinued operation.

Funding of Annual Incentive Pools

On a historic basis, the enterprise and each business unit achieved at least the threshold level of performance during 2005, 2006 and 2007 and, during that period, the average overall annual funding of the incentive pools has been at 43% of the maximum and 128% of the target.

For 2008, based upon actual performance, the enterprise and each of the business units, other than Integrated Nylon and CPFilms, achieved a funding level based on performance that resulted in funding of the total incentive pool at 43% of the maximum and 128% of the target. Integrated Nylon and CPFilms did not meet their threshold level of performance and therefore neither of these pools are funded nor are any amount in the total pool attributable to these businesses. The ECDC has established a total award pool for the 2008 AIP of $30.3 million.

Annual Incentive Determinations

Once the incentive pools are established, individual incentives are determined as part of our performance management process. Individual incentives are comprised of an objective portion and a discretionary portion.

Forty-five percent (45%) of each incentive pool is paid out on an objective formulaic basis to participants in that pool. Forty-five percent (45%) of each incentive pool is discretionary and allocated to individual participants within the pool based upon individual performance versus set goals and individual performance versus peer performance. The remaining ten percent (10%) of each incentive pool may be aggregated to constitute an enterprise discretionary pool which, at the discretion of the ECDC, may be allocated, if at all, to any AIP participant in whole or in part.

The process for determining individual annual incentive awards is as follows:

Step 1:	Calculate target annual incentive (base salary x target annual incentive).

Step 2:	Multiply the result of step 1 by the funding factor.

•	Funding factors range from 0x for below threshold performance to 3x for maximum performance.

Step 3:	The results from Step 2 result in the performance-adjusted target annual incentive.

Step 4:	Determine individual award.

•	45% of the performance-adjusted target annual incentive is formulaically paid, except in cases of unsatisfactory individual performance.

•	The remaining portion of performance-adjusted target annual incentive is paid according to individual performance against goals and may range from 0 upwards but is limited by the total funding of the pool.

•	Our ECDC has determined, as an administrative policy matter, that except in extreme cases, the maximum incentive a participant can receive under the AIP is 200% of his or her performance adjusted target annual incentive.

Annual Incentive Ranges

The provisions described above in effect determine the range of potential incentive for a participant in any given year. If threshold performance levels are not met, there would be no incentive pool resulting in no incentives. If an incentive pool is funded, except in cases of unsatisfactory individual performance, a participant would be eligible to receive a minimum incentive of 45% of their performance adjusted target incentive to a maximum incentive of two times their performance adjusted target incentive. Since the maximum funding factor that can be achieved is 3.0x (if the maximum performance is achieved) a participant’s maximum performance adjusted incentive would be three times their target incentive and the maximum incentive they could receive is two times this amount or six times their target incentive. See the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards for the Year Ended December 31, 2008 table on page 25 for the “threshold,” “target” and “maximum” 2008 AIP incentive opportunities for each of the Named Executive Officers.

Annual Incentives for Named Executive Officers

The incentives of our CEO and other Named Executive Officers are determined in accordance with the above plan provisions. Under the AIP, the ECDC is charged with determining the incentive for our CEO. The ECDC also reviews and approves our CEO’s recommendations for incentive awards to our executive leadership team including the other Named Executive Officers.

Payout and Determination of 2008 AIP Incentives

While the ECDC has approved the funding of the incentive pools for the 2008 AIP, as of the date hereof, the ECDC has not approved any individual incentive awards, including incentive awards to the Named Executive Officers nor the timing of when such incentive awards would be paid. Such incentive award amounts shall be disclosed in a filing under Item 5.02(f) of Form 8-K when incentive awards are made by the ECDC. Based upon the total award incentive pool established by the ECDC, the performance adjusted target bonus and the maximum bonus for our Named Executive Officers are as follows:

	2008
			Max Bonus
	Target AIP	Performance	(2X Performance
	($)	Adjusted Target	Adjusted Target)

Mr. Quinn	$1,297,500	$2,270,625	$4,541,250

Mr. Sullivan	$330,000	$577,500	$1,155,000

Mr. De Temmerman	$420,000	$499,800	$999,600

Mr. Voss	$415,000	$1,245,000	$2,490,000

Mr. Davies	$333,000	$0	$0

Mr. Wright and Ms. Klein are not eligible to receive awards from the 2008 AIP because their employment with the Company terminated prior to December 31, 2008.

Long Term Incentives

Emergence Incentive Bonus Program

Pursuant to the employment agreements that we entered into with each of our Named Executive Officers, which were approved by the bankruptcy court, each Named Executive Officer except for Mr. Davies and Ms. Klein (the “eligible Named Executive Officers”) was eligible to participate in our Emergence Incentive Bonus Program (“Emergence Incentive Bonus Program”) under which the Named Executive Officers would be entitled to a bonus on such date that the Bankruptcy Court confirmed our Plan of Reorganization and our Plan became effective. Eligibility for such bonus was dependent upon our employing the eligible Named Executive Officers on the Emergence Date, which was February 28, 2008.

Eligible Named Executive Officers who were employed on the six-month anniversary of the date our Plan of Reorganization was approved by the Bankruptcy Court, which was November 29, 2008, or were terminated without Cause (as defined in the employment agreements), which included all of the eligible Named Executive Officers, were entitled to receive a special emergence bonus to be paid from a pool (the “Emergence Incentive Bonus Pool”).

Funding of Emergence Incentive Bonus Pool

Funding of the Emergence Incentive Bonus Pool depended upon the achievement of three performance measures: EBITDA, Enterprise Value and Unsecured Creditor Recoveries (all as defined and described in the Emergence Incentive Bonus Program). The ECDC also had the discretion to pay the emergence bonuses in shares of our common stock in lieu of cash. The maximum pool that could be achieved under the Emergence Incentive Bonus Program was $10,000,000 with the eligible Named Executive Officers being entitled to receive a fixed percentage of the Emergence Incentive Bonus Pool as follows:

Percentage of Emergence
Named Executive Officer	Incentive Bonus Pool
Mr. Quinn	37.5%
Mr. Sullivan	15.0%
Mr. De Temmerman	22.5%
Mr. Voss	10.0%
Mr. Wright	15.0%

The ECDC determined that the amount of the Emergence Incentive Bonus Pool would be $5,760,000 out of the possible maximum $10,000,000 based upon the levels of achievement of the Emergence Incentive Bonus Program metrics.

Emergence Bonus Payouts

The ECDC determined that the Emergence Incentive Bonus Pool should be paid in stock at the fixed percentages above. Accordingly, each of our eligible Named Executive Officers received the following shares of our common stock based upon the $5,760,000 Emergence Incentive Bonus Pool and each executive’s fixed percentage:

Number of Shares of
Named Executive Officer	Common Stock*
Mr. Quinn	88,791
Mr. Sullivan	37,160
Mr. De Temmerman	55,704
Mr. Voss	23,686
Mr. Wright	37,945

*	Pursuant to the Emergence Incentive Bonus Program the number of shares of common stock received was based on the 20-day average closing price of our common stock ending on June 17, 2008 which was $14.00. Shares of common stock reflect the net amount after satisfying required tax withholding.

2007 Management Long-Term Incentive Plan

Long term incentive compensation, particularly in the form of equity-based compensation, creates a sense of ownership, aligns management and stockholder interests, encourages retention and helps balance longer-term strategic goals with shorter-term operating and financial goals. During our Chapter 11 case, our use of long-term equity awards was suspended. Consequently, for a period of more than four years, no executive or any other employee received any equity incentives. Upon our emergence from Chapter 11, the LTIP was adopted giving us the ability to add this component back to our compensation mix. Having the ability to issue long-term equity awards will allow us to be more competitive in the market for executive talent.

The LTIP reserves shares of new common stock for issuance under the various types of equity programs offered under the LTIP. The LTIP is administered by the ECDC. The LTIP provides that awards under the plan may be issued as stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights, other stock awards (collectively the “Equity Awards”), and cash incentive awards.

Awards under the LTIP are granted pursuant to an award agreement setting forth the terms and conditions applicable to an award. The ECDC has the authority to grant awards that are contingent upon the achievement of performance goals, as specifically set forth in the LTIP. Awards may also be subject to other terms and conditions as the ECDC determines in its discretion, such as vesting conditions which may require the employee to remain employed by us for a certain minimum period of time before an award becomes exercisable or transferable. The maximum number of shares of common stock with respect to which Equity Awards may be granted during any year to any person is 1,500,000 shares. The maximum value of any cash incentive award that may be granted to any participant in any 12-month period may not exceed $7,500,000.

Stock Options

Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in us and to share in the appreciation of the value of our stock. The ECDC utilizes stock options as a compensation tool because they focus executives on our long-term performance, including stock appreciation. All stock options granted to executive officers in 2008 were granted under the LTIP. Some features of our stock option program include:

•	Options are currently structured as time-based vesting and vest ratably over a three-year period. They are exercisable as they vest over the vesting period;

•	The term of each grant does not exceed 10 years;

•	The exercise price is equal to the closing market price on the grant date (we do not grant discounted stock options);

•	Grants may not include “reload” or “restored” provisions; and

•	Repricing of stock options is generally prohibited.

2008 LTIP Equity Awards

Under the terms of our Plan of Reorganization, existing stock options were cancelled on February 28, 2008 upon emergence from bankruptcy. In connection with our emergence from bankruptcy and to serve as a retention and motivational tool and align to the interests of our executives and managers with the interests of shareholders, on February 28, 2008 our board of directors, upon the recommendation of the ECDC, granted an aggregate of 3,000,000 stock options, 1,016,560 shares of restricted stock and 176,800 restricted stock units to executives, managers and directors. The stock options, shares of restricted stock and restricted stock units will vest in three equal annual installments on each of the first three anniversaries of the grant date.

In connection with our emergence from Chapter 11, on February 28, 2008 the ECDC granted shares of restricted stock, (restricted stock units for Mr. De Temmerman) and stock options to our Named Executive Officers under the LTIP. In determining the amount of those awards, a principal consideration of the ECDC was the fact that all previous stock options and other equity awards held by executives, including the Named Executive Officers, were cancelled as we emerged from Chapter 11 and no executive officer received an equity incentive during our Chapter 11 case. See the Grants of Plan-Based Awards for the Year Ended December 31, 2008 table and related footnotes on page 25 for information about the stock options and shares of restricted stock granted to our Named Executive Officers under the LTIP during 2008.

In the future, the ECDC may use other Equity Awards to drive certain aspects of our operating and financial performance as the ECDC sees fit. The ECDC believes that long-term incentive compensation is an important component of our compensation program because it has the potential for retaining and motivating executives, aligning executives’ financial interests with the interests of shareholders, and rewarding the achievement of our long-term strategic and financial goals.

Supplemental Restricted Stock Grants

The ECDC decided to grant restricted shares of our common stock to certain of the Named Executive Officers in recognition of the vital roles they played in our successful emergence from bankruptcy. In particular, in approving these awards, the ECDC considered, among other factors, our strong financial performance from 2004 through the end of 2007, the strategic repositioning and enhancement of our portfolio which formed the basis for our successful emergence from bankruptcy, the continuing strategic initiatives being led by senior management to enhance shareholder value, the overall design features and intentions of our Emergence Incentive Bonus Program, and the desire to retain and continue to incent superior financial performance and strengthening of our market leading positions. Accordingly, on May 20, 2008, the ECDC made the following grants of restricted shares of our common stock, all of which vest on May 20, 2009:

Number of Shares of
Named Executive Officer	Restricted Common Stock
Mr. Quinn	130,075
Mr. Sullivan	49,624
Mr. De Temmerman	47,368
Mr. Voss	46,805
Mr. Wright	47,368
Mr. Davies	37,556

*The number of shares of restricted common stock was based on the closing price of our common stock on the May 20, 2008 grant date, which was $13.30 per share.

Other Compensation Policies

Employment Agreements.  All senior executives, including our Named Executive Officers, are parties to employment agreements with us which specify payments upon termination for various causes. In the event of a “not for cause” termination (as defined in the respective employment agreements), our Named Executive Officers are entitled to receive various amounts based on multiples of their base salary and annual bonuses. Senior executives are also entitled to four months continuation of health coverage at active employee contribution rates and executive outplacement services. See “Employment Agreements with Named Executive Officers” on page 29 and the “Potential Payments Upon Termination of Employment or Change-in-Control” on page 29 for a description of the terms of the employment agreements and an estimate of the benefits that our Named Executive Officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Benefits and Other Perquisites. Executives participate in the same benefit programs provided for our other employees. The only additional perquisite the senior executives, including our Named Executive Officers, are provided is company paid financial and tax preparation services not to exceed $7,000 per year, subject to tax gross-ups on that amount. This benefit is provided for the executive because of our belief that good financial planning and tax preparation by a professional reduces the time and attention the executive would otherwise spend on their personal financial affairs and affords them more time to focus on their executive responsibilities.

Pension Plans.  We froze our pension plan as of June 30, 2004 in connection with our Chapter 11 reorganization and, as a result, only interest credits are being applied to the accounts. See “Pension Benefits” on page 28 for more information about our retirement plan and the benefits that our Named Executive Officers would be entitled to receive thereunder.

Our Policies With Respect to the Granting of Stock Options

Timing of Grants.  For executives hired since our emergence from bankruptcy, stock options are granted on the third business day after the filing of our annual report on Form 10-K subsequent to the executive’s hiring. The timing of these grants which will be prorated in the year of hire or promotion will be driven solely by the activity related to the need for the hiring or promotion; not our stock price or the timing of any release of company information.

Option Exercise Price.  The exercise price of a newly granted option (that is, not an option assumed in, or granted in connection with, an acquisition) is the closing price on the NYSE on the date of grant.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our ECDC has not adopted a policy requiring all compensation to be deductible. However, the ECDC considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2008, none of our Named Executive Officers received compensation that we could not deduct by reason of Section 162(m). Section 409A of the U.S. tax code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The ECDC takes Section 409A into account in determining the form and timing of compensation paid to our executive officers.

Executive Compensation & Development Committee Report

The ECDC has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the ECDC recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

J. Patrick Mulcahy, Chairman
Eugene I. Davis
James P. Heffernan
William T. Monahan

Summary Compensation Table

The following table shows information about the compensation of our principal executive officer and principal financial officer, plus two executive officers whose employment ended during 2008 and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2008.

											Change in
											Pension Value
										Non-Equity	and Nonquali
										Incentive	-fied Deferred
Name and						Stock		Option		Plan	Compensation	All Other
Principal		Salary		Bonus		Awards		Awards		Compensation	Earnings	Compensation
Position	Year	($)		($)		($)(1)		($)(2)		(3)	($)(4)	($) (5)		Total ($)

J. N. Quinn	2008	865,000		-0-		4,184,411		829,124		N/D	570	18,377		5,897,482	(6)
President, Chief	2007	825,000		-0-		-0-		-0-		3,702,600	441	24,130		4,552,171
Executive Officer and	2006	500,000		-0-		-0-		-0-		2,700,000	317	16,780		3,217,097
Chairman of the Board

J. M. Sullivan	2008	440,000		-0-		1,558,241		248,737		N/D	5,091	17,240		2,269,309	(7)
Executive Vice	2007	412,500		-0-		-0-		-0-		770,000	3,763	16,744		1,203,007
President, Chief	2006	360,000		-0-		-0-		-0-		700,000	2,486	16,297		1,078,783
Financial Officer and Treasurer

L. De Temmerman	2008	476,542	(8)	-0-		1,875,948		165,825		N/D	141,690	118,910	(9)	2,778,915	(10)
Executive Vice	2007	430,065		-0-		-0-		-0-		660,000	183,438	97,862		1,371,365
President — Growth	2006	377,000		-0-		-0-		-0-		845,000	201,548	112,045		1,535,593
and Development

J. R. Voss	2008	415,000		-0-		1,151,332		165,825		N/D	-0-	25,096		1,757,253	(11)
Executive Vice	2007	391,277		-0-		-0-		-0-		998,800	-0-	9,832		1,399,909
President — Global	2006	320,000		-0-		-0-		-0-		580,000	-0-	31,003		931,003
Operations

K. J. Davies Senior Vice President and President, CPFilms	2008	333,000		-0-		480,343		149,242		N/D	-0-	20,402		982,987	(12)

J. P. Wright	2008	271,250		-0-		1,950,000	(13)	394,669	(14)	-0-	-0-	2,030,522	(15)	4,646,441
Former Senior Vice	2007	405,000		-0-		-0-		-0-		660,000	-0-	16,785		1,081,785
President and	2006	375,000		-0-		-0-		-0-		412,500	-0-	16,366		803,866
President, Integrated Nylon

R.L. Klein Former Senior Vice President and General Counsel	2008	315,000		559,063	(16)	319,206	(17)	276,269	(18)	-0-	28	1,733,553	(19)	3,203,119

(1)	Amounts in this column reflect the dollar amount of the expense recognized, in accordance with FAS 123R. However, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of common stock to our Named Executive Officers during 2008 please see the Grants of Plan-Based Awards table on page X. Refer to Note 14 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2008 for the relevant valuation assumptions. Awards represented in this column include (i) restricted shares of common stock issued under the LTIP and (ii) unrestricted shares of common stock awarded under the Emergence Incentive Bonus Program. For more information on the LTIP, see “Long Term Incentives — 2007 Management Long-Term Incentive Plan” on page 19. For more information regarding the Emergence Incentive Bonus Program, see “Long Term Incentives — Emergence Incentive Bonus Program” beginning on page 18.

(2)	Amounts in this column reflect the dollar amount of the expense recognized, with respect to awards of stock options utilizing the Black-Scholes Model, in accordance with FAS 123R. However, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation.

(3)	Not Determined. The ECDC has not, as of the date hereof, approved incentive awards under the 2008 AIP, therefore the amount is not calculable at this time. Such amount shall be disclosed in a filing under Item 5.02(f) of Form 8-K when awards are made by the ECDC. For more information on the 2008 AIP, see “Annual Incentive Program” beginning on page 14.

(4)	Amounts represent the actuarial increase in the present value of the Named Executive Officers’ benefits under our pension plan.

(5)	Includes our contribution of $16,100 to all Named Executive Officers except Mr. De Temmerman who does not participate in the savings investment plan.

Includes the dollar value of insurance premiums we pay with respect to life insurance as follows: Mr. Quinn — $2,277; Mr. Sullivan — $1,140; Mr. De Temmerman — $1,274; Mr. Voss — $624; Mr. Davies — $878; Mr. Wright — $1,118; and Ms. Klein — $468.

(6)	Of the amount shown in the table, $5,013,535 represents compensation in the form of equity grants based on share values in excess of the fair market value of such equity awards as of December 31, 2008. If December 31, 2008 were used as the date at which to value restricted stock and stock grants, and if options were excluded because the options were on December 31, 2008 and currently are underwater, Mr. Quinn’s total compensation for 2008 was $2,768,844.

(7)	Of the amount shown in the table, $1,806,978 represents compensation in the form of equity grants based on share values in excess of the fair market value of such equity awards as of December 31, 2008. If December 31, 2008 were used as the date at which to value restricted stock and stock grants, and if options were excluded because the options were on December 31, 2008 and currently are underwater, Mr. Sullivan’s total compensation for 2008 was $1,122,859.

(8)	Mr. De Temmerman’s salary is determined by the ECDC in U.S. dollars. Per his expatriate agreement his salary is converted annually to Euros using the conversion rate of 1.2089. He is then paid monthly by taking his monthly rate in Euros and converting it to U.S. Dollars using the conversion rate on the last day of the previous month.

(9)	Includes the following in 2008: $42,000 for a housing & utility allowance; $44,655 for tax equalization payments, net of taxes, pursuant to the letter agreement; $11,925 for a customary Belgian representation allowance; $18,756 for a car allowance; and $300 for tax planning and preparation services pursuant to the letter agreement.

(10)	Of the amount shown in the table, $2,041,773 represents compensation in the form of equity grants based on share values in excess of the fair market value of such equity awards as of December 31, 2008. If December 31, 2008 were used as the date at which to value restricted stock and stock grants, and if options were excluded because the options were on December 31, 2008 and currently are underwater, Mr. De Temmerman’s total compensation for 2008 was $1,380,966.

(11)	Of the amount shown in the table, $1,317,157 represents compensation in the form of equity grants based on share values in excess of the fair market value of such equity awards as of December 31, 2008. If December 31, 2008 were used as the date at which to value restricted stock and stock grants, and if options were excluded because the options were on December 31, 2008 and currently are underwater, Mr. Voss’ total compensation for 2008 was $937,306.

(12)	Of the amount shown in the table, $629,585 represents compensation in the form of equity grants based on share values in excess of the fair market value of such equity awards as of December 31, 2008. If December 31, 2008 were used as the date at which to value restricted stock and stock grants, and if options were excluded because the options were on December 31, 2008 and currently are underwater, Mr. Davies’ total compensation for 2008 was $684,404.

(13)	One-third of the award was forfeited upon termination of employment.

(14)	One-third of the award was forfeited upon termination of employment. The options lapsed 90 days following termination of employment.

(15)	Includes severance payment of $1,972,035 accrued in 2008 and paid in 2009 pursuant to executive’s employment agreement, a vacation payout of $21,533, and tax planning and financial services payments of $19,736 which can be carried over from year-to-year up to a maximum of $7,000 per year.

(16)	Payments made pursuant to emergence related retention agreements.

(17)	One-third of the award was forfeited upon termination of employment.

(18)	One-third of the award was forfeited upon termination of employment. The options lapse March 30, 2009.

(19)	Includes severance payment of $1,698,500 accrued in 2008 and paid in 2009 pursuant to executive’s employment agreement and tax planning and financial services payments of $18,485 which can be carried over from year to year up to a maximum of $7,000 per year.

Grants of Plan-Based Awards for the Year Ended December 31, 2008

							All Other
							Option
							Awards:		Exercise or
		Estimated Future Payouts Under Non-Equity			All Other Stock		Number of		Base Price of
		Incentive Plan Awards(1)			Awards: Number		Securities		Option	Grant Date Fair
					of Shares of Stock		Underlying		Awards	Value of Stock
		Threshold	Target	Maximum	or Units		Options		($/Share)	and Option
Name	Grant Date	(2)	(3)	(4)	(#)		(#)(5)		(6)	Awards(7)
J.N. Quinn		$648,750	$1,297,500	$7,785,000
	02/28/08						500,000		$17.33	$2,960,000
	02/28/08				200,000	(8)				$3,420,000
	05/20/08				130,075	(9)				$1,729,998
	06/17/08				$2,160,000	(10)

J.M. Sullivan		$165,000	$330,000	$1,980,000
	02/28/08						150,000		$17.33	$888,000
	02/28/08				60,000	(8)				$1,026,000
	05/20/08				49,624	(9)				$659,999
	06/17/08				$864,000	(10)

L. De Temmerman		$210,000	$420,000	$2,520,000
	02/28/08						100,000		$17.33	$592,000
	02/28/08				40,000	(8)				$684,000
	05/20/08				47,368	(9)				$629,994
	06/17/08				$1,296,000	(10)

J.R. Voss		$207,500	$415,000	$2,490,000
	02/28/08						100,000		$17.33	$592,000
	02/28/08				40,000	(8)				$684,000
	05/20/08				46,805	(9)				$622,507
	06/17/08				$576,000	(10)

K.J. Davies		$166,500	$333,000	$1,998,000
	02/28/08						90,000		$17.33	$532,800
	02/28/08				36,000	(8)				$615,600
	05/20/08				37,556	(9)				$499,495

J.P. Wright		-0-	-0-	-0-
	02/28/08						100,000	(12)	$17.33	$592,000
	02/28/08				40,000	(8)(11)				$684,000
	05/20/08				47,368	(9)				$629,994
	06/17/08				$864,000	(10)

R.L. Klein		-0-	-0-	-0-
	02/28/08						70,000	(13)	$17.33	$414,400
	02/28/08				28,000	(8)(11)				$478,800

(1)	The amounts indicated above are potential incentive payouts under Solutia’s 2008 AIP assuming performance at various levels. For a complete discussion of the 2008 AIP, please see “Annual Incentive Program” beginning on page 14.

(2)	Represents dollar value of award if the financial and individual performance adjusted target incentive of 0.50x funding level is achieved.

(3)	Represents dollar value of award if the financial and individual performance adjusted target incentive of 1.0x funding level is achieved.

(4)	Represents dollar value of award if the financial performance adjusted target incentive of 3.0x funding level is achieved and executive receives 2.0x payout based on individual performance. Total maximum allowed is 6.0x.

(5)	Option grants made pursuant to our 2007 Management Long-Term Incentive Plan (“LTIP”). See “2007 Management Long-Term Incentive Plan”, beginning on page 19 for a description of this Plan.

(6)	Option price was determined using the median enterprise value based upon the valuation analysis performed in conjunction with our plan of reorganization.

(7)	Refer to Note 14 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2008 for the relevant assumptions used to determine grant date fair value of restricted stock and option awards.

(8)	Represents restricted shares of common stock (restricted stock units for Mr. De Temmerman) awarded under our LTIP. For more information on the LTIP, see “Long Term Incentives — 2007 Management Long-Term Incentive Plan” beginning on page 19.

(9)	Represents number of shares issued as supplemental restricted stock under our LTIP. See discussion, Supplemental Restricted Stock Grants on page 20.

(10)	Represents award under the Emergence Bonus Incentive Program denominated in dollars but paid in Solutia common stock. See Long-Term Incentives Emergence Bonus Payouts for number of shares received by each participant, and related calculation.

(11)	One-third of the award was forfeited upon termination of employment.

(12)	Shares vested upon termination of employment and lapsed 90 days after termination of employment.

(13)	One-third of the award was forfeited upon termination of employment. The options lapse March 30, 2009.

Outstanding Equity Awards at December 31, 2008

	Option Awards				Stock Awards
	Number	Number of
	of	Securities
	Securities	Underlying			Number of		Market Value of
	Underlying	Unexercised			Shares or Units		Shares or Units of
	Unexercised	Options	Option		of Stock That		Stock That Have
	Options	(#)	Exercise		Have Not		Not Vested
	(#)	Unexercisable	Price	Option Expiration	Vested		($)
Name	Exercisable	(1)	($)	Date	(#)		(2)
J. N. Quinn	-0-	500,000	$17.33	02/28/18	200,000	(3)	900,000
					130,075	(4)	585,338

J. M. Sullivan	-0-	150,000	$17.33	02/28/18	60,000	(3)	270,000
					49,624	(4)	223,308

L. De Temmerman	-0-	100,000	$17.33	02/28/18	40,000	(3)	180,000
					47,368	(4)	213,158

J. R. Voss	-0-	100,000	$17.33	02/28/18	40,000	(3)	180,000
					46,805	(4)	210,623

K. J. Davies	-0-	90,000	$17.33	02/28/18	36,000	(3)	162,000
					37,556	(4)	169,002

J. P. Wright	-0-	-0-	-0-	N/A	-0-		-0-

R. L. Klein	46,667	-0-	$17.33	03/30/09	-0-		-0-

(1)	Stock options vest in three equal annual installments on the anniversary of the February 28, 2008 date of grant. Accordingly, these options vest on February 28, 2009, February 28, 2010 and February 28, 2011.

(2)	Based on the closing market price of our stock on December 31, 2008 which was $4.50.

(3)	Shares of restricted stock vest in three equal annual installments on the anniversary of the February 28, 2008 date of grant. Accordingly, these shares of restricted stock vest on February 28, 2009, February 28, 2010 and February 28, 2011.

(4)	Shares of restricted stock vest on the one year anniversary of the May 20, 2008 date of grant.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans as of December 31, 2008.

			Number of
			securities
			remaining available
			for future issuance
			under equity
	Number of securities	Weighted-average	compensation plans
	to be issued upon	exercise price of	(excluding
	exercise of	outstanding	securities
	outstanding options,	options, warrants	reflected in column
Plan Category	warrants and rights	and rights	(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	4,182,250	$17.29	3,211,046

Total	4,182,250		3,211,046

The table above includes options to purchase our common stock and shares of restricted common stock pursuant to our 2007 Management Long-Term Incentive Plan, which was approved by the U.S. Bankruptcy Court upon emergence from Chapter 11 bankruptcy. Included in column (a) are 1,373,380 shares of restricted common stock that have been awarded and that vest over a period of 3 years. These shares of restricted common stock were disregarded for purposes of computing the weighted-average exercise price in column (b).

Also included in column (a) are 46,160 shares of restricted common stock that have been awarded to our non-employee directors pursuant to our 2007 Non-Employee Director Stock Compensation Plan, which was approved by the U.S. Bankruptcy Court upon our emergence from Chapter 11 bankruptcy. These shares of restricted common stock were disregarded for purposes of computing the weighted-average exercise price in column (b).

Option Exercises and Stock Vested for the Year Ended December 31, 2008

Under the terms of our Plan of Reorganization, existing shares of our common stock, as well as options and warrants to purchase our common stock, were cancelled upon emergence from bankruptcy on February 28, 2008. The table below shows certain information with respect to new grants in 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
J. N. Quinn	0	0	0	0

J. M. Sullivan	0	0	0	0

L. De Temmerman	0	0	0	0

J. R. Voss	0	0	0	0

K. J. Davies	0	0	0	0

J. P. Wright	0	0	74,035	1,147,549

R. L. Klein	0	0	18,667	74,107

Pension Benefits

			Present
			Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
J. N. Quinn	Solutia Inc.	1.46	25,368	-0-
	Employees’ Pension
	Plan (U.S.)

J. M. Sullivan	Solutia Inc.	20.93	264,964	-0-
	Employees’ Pension
	Plan (U.S.)

L. De Temmerman	Solutia Retirement Plan	24.33	1,336,717	-0-
	(Belgium)

R. L. Klein	Solutia Inc. Employees’	1.04	7,943	-0-
	Pension Plan (U.S.)

Mr. Voss, Mr. Wright, and Mr. Davies were hired after we froze our Pension Plan and therefore are not eligible to participate in the Pension Plan.

We froze our pension plan as of June 30, 2004. To the extent Named Executive Officers participated in the pension plan prior to the freezing of the plan, they are eligible for benefits payable under the defined benefit pension plans applicable to our regular full-time employees. An executive’s benefits are based on service, if any, with Pharmacia prior to our spinoff from Pharmacia and service with us since the spinoff. Our defined benefit pension plans for our U.S. employees consist of two accounts: a “Prior Plan Account” (for those employees who earned benefits under Pharmacia’s pension plan before the spinoff) and a “Cash Balance Account.” The opening balance of the Prior Plan Account was the December 31, 1996 present value of the executive’s lump sum retirement benefit earned prior to January 1, 1997, under Pharmacia’s defined benefit pension plans, calculated using the assumption that the monthly benefit would be payable at age 55 with no reduction for early payment and discounting from age 55 at 8.5%. The formula used to calculate the opening balance was based on average final compensation (as defined in the pension plan) multiplied by years of service (as defined in the pension plan). The Prior Plan Account is credited with 8.5% “interest credits” each year until the participant reaches age 55, which merely restores the 8.5% per year discount applied to participants’ account balance at the creation of the plan.

Until June 30, 2004 a percentage of annual compensation was credited to the Cash Balance Account. As a result of the plan freeze, all credits to the Cash Balance Account that are based on annual compensation were eliminated for compensation earned after June 30, 2004. The Cash Balance Account is credited with interest each year based on the 30-year treasury rate.

U.S. Pension

The December 31, 2008 account balances were projected to age 65. The Prior Plan Account was projected with an annual discount restoration rate of 8.5% to age 55, and 0% from age 55 to age 65, according to the plan rules. The Cash Balance Account was projected to age 65 using the current interest crediting rate in effect for 2008, which is 5%. The balances were then discounted back from age 65 to December 31, 2008 using the discount rate of 6.25% to determine the present value.

Because the U.S. Pension Plan was frozen as of June 30, 2004, compensation earned by the Named Executive Officers after this date is not considered in the calculation of pension benefits. Prior to June 30, 2004, the pensionable pay included base pay and annual incentive bonus payments. The account balances in the U.S. Pension Plan are payable upon termination of employment, or the executive can choose to defer the receipt of benefits to a later date and earn interest on the Cash Balance Account and Prior Plan Account as described above.

Belgian Retirement Plan

Mr. De Temmerman is a Belgian employee and as such, participates in our Belgian Retirement Plan. His accrued benefit was calculated as of December 31, 2008 based on the final average earnings, the credited service, and the average social security ceiling as of December 31, 2008. The accrued benefit is equal to a lump sum payable at age 60 based on final average earnings (as defined in the plan) and credited service (as defined in the plan). The present value of the accrued benefit as of December 31, 2008 was determined by discounting the accrued benefit from age 60 to December 31, 2008 using a discount rate of 5.40%. This amount was converted to U.S. dollars using a conversion rate of $1.404330 per Euro as of December 31, 2008.

Only base salary is used in calculating earnings under the Belgian Retirement Plan. The Belgian Pension benefit is payable at age 60 with an actuarial reduction applied to the benefit for earlier retirement or termination.

Non-Qualified Deferred Compensation

We have suspended our Savings and Restoration Plan until further notice. Elections made in 2008 to defer a percentage of 2009 base salary and 2008 AIP have been cancelled.

Employment Agreements with Named Executive Officers

The descriptions below are only summaries of the agreements that we have with our Named Executive Officers and are qualified in their entirety by the actual agreements, copies of which have been filed with the Securities and Exchange Commission and are identified in the Exhibit Index in our Annual Report on Form 10-K for the year ended December 31, 2008.

On November 1, 2008, upon ECDC approval, we entered into amended and restated employment agreements with our Named Executive Officers except Ms. Klein and Mr. Wright (the “Executives”) effective as of November 1, 2008 (individually, the “Agreement” and collectively, the “Agreements”). The Agreements provide for a three-year term of employment for each of the Executives and an automatic 12-month renewal thereafter.

The Agreements provide that if any Executive is terminated other than for “Cause” (as defined in the Agreements) or the Executive terminates employment for “Good Reason” (as defined in the Agreements), the Executive shall be entitled to receive payment of the following lump sum: (1) the sum of (i) the Executive’s accrued annual base salary through the date of termination, (ii) any unpaid annual bonus amounts earned with respect to the previous year, and (iii) any accrued vacation pay; (2) an amount equal to the average annualized payment the Executive received for the three years immediately preceding the date of termination under our AIP, multiplied by the number of days that have transpired during that fiscal year immediately prior to the date of termination, divided by 365; (3) a severance payment equal to 200% of the sum of (i) the Executive’s annual base salary immediately prior to the date of termination and (ii) the average annualized payment he received for the three most recent years under our AIP.

If the Executive’s employment is terminated other than for Cause or the Executive terminates employment for Good Reason upon a Change in Control (as defined in the Agreements), or at any time within 24 months after a Change in Control, he or she will be entitled to receive the payments described above, provided however, that (1) the severance payment will be equal to 250% (as opposed to 200%) of the sum described in (3) above, and (2) all outstanding equity awards granted pursuant to any equity compensation plans in effect will immediately vest. The Agreements also provide that in the event taxes are being imposed on the Executive as the result of IRS section 280G, we will provide a tax reimbursement and a gross up on the 280G tax.

The Agreements also contain provisions relating to non-competition, protection of our confidential information and non-solicitation of our employees.

Each of the Executives is also entitled to participate in applicable savings, retirement, welfare benefit and vacation plans available to all employees.

Potential Payments upon Termination of Employment or Change-in-Control

The tables below set forth estimates of the amounts to which each Named Executive Officer would be entitled, other than accrued but unpaid base salary and benefits payable under broad-based employee benefit plans and programs, in the event of a termination of such officer’s employment other than for Cause, or the termination by such executive for Good Reason, on December 31, 2008 (the “Termination Date”). The amounts that would be payable under the Agreements are as follows:

Payments for Termination for Good Reason or Other Than for Cause(1)

Payment Type	Quinn	Sullivan	De Temmerman	Voss	Davies	Wright(7)	Klein(8)
Cash Severance(2)	$6,978,400	$2,230,000	$2,206,333	$2,208,155	$1,514,000	$1,947,593	$1,342,333
Pro rata AIP Bonus Payout(3)	$2,624,200	$675,000	$683,167	$689,078	$424,000	$0	$356,167
Benefits/Welfare Continuation(4)	$2,138	$4,132	$2,972	$208	$4,240	$4,124	$2,428
Outplacement(5)	$25,000	$25,000	$25,000	$25,000	$25,000	$11,250	$0
Equity Compensation(6)	$1,185,338	$403,308	$333,156	$330,623	$277,002	$1,147,549	$74,107
Total	$10,815,076	$3,337,440	$3,250,628	$3,253,064	$2,244,242	$3,110,516	$2,136,166

(1)	Reflects provisions for termination other than for Cause or if the Executive should terminate employment for Good Reason, on the last day of our most recently-completed fiscal year, with the exception of Mr. Wright and Ms. Klein as is explained in Footnote 7 and Footnote 8, respectively.

(2)	Cash severance reflects 200% of the sum of (i) the Executive’s Annual Base Salary immediately prior to the Date of Termination and (ii) the average annualized payment the Executive received for the 3 years (or such shorter period during which the Executive has served in his/her current position) immediately preceding the Date of Termination under the AIP. Cash severance excludes accrued obligations.

(3)	Reflects 3-year average AIP award.

(4)	Benefits continuation for four months.

(5)	Reflects outplacement services to the executive for up to twelve months and up to an aggregate cost of $25,000.

(6)	Reflects value of unvested restricted stock awards on December 31, 2008 at the closing stock price of $4.50 on that date, of which vesting is accelerated for awards that would vest during the 2-year severance period under a qualifying termination.

(7)	Mr. Wright was terminated on August 22, 2009 and figures shown reflect actual payments made. Equity compensation value is based on the $15.50 stock price on the date of termination. Mr. Wright has elected to receive only $11,250 of outplacement assistance as of December 31, 2008. He is eligible for an additional $13,750 of outplacement assistance if requested by August 22, 2009.

(8)	Ms. Klein was terminated on December 30, 2008 and figures shown reflect actual payments made. Equity compensation value is based on the $3.97 stock price on the date of termination. Ms. Klein has not elected to receive any outplacement as of yet. She is eligible for $25,000 of outplacement assistance if requested by December 30, 2009.

Payments for Termination for Good Reason or Other Than for Cause — After Change in Control(1)

			De
Payment Type	Quinn	Sullivan	Temmerman	Voss	Davies	Wright(8)	Klein(9)
Cash Severance(2)	$8,723,000	$2,787,500	$2,757,917	$2,760,195	$1,892,500	$0	$0
Pro rata AIP Bonus Payout(3)	$2,624,200	$675,000	$683,167	$689,078	$424,000	$0	$0
Benefits/Welfare Continuation(4)	$2,138	$4,132	$2,972	$208	$4,240	$0	$0
Outplacement(5)	$25,000	$25,000	$25,000	$25,000	$25,000	$0	$0
Equity Compensation(6)	$1,485,338	$493,308	$393,156	$390,623	$331,002	$0	$0
Excise Tax & Gross-up Payment(7)	$3,891,963	$1,163,437	$1,192,876	$1,009,317	$956,499	$0	$0
Total	$16,751,639	$5,148,377	$5,055,088	$4,874,420	$3,633,241	$0	$0

(1)	Reflects provisions for termination other than for Cause or if the Executive should terminate employment for Good Reason at Change in Control, where “Change in Control” is as defined in the Amended and Restated Employment Agreements for covered executives, as of the last day of the company’s most recently-completed fiscal year, with the exception of Mr. Wright and Ms. Klein as is explained in Footnote 8 and Footnote 9, respectively.

(2)	Cash severance reflects 250% of the sum of (i) the Executive’s Annual Base Salary immediately prior to the Date of Termination and (ii) the average annualized payment the Executive received for the 3 years (or such shorter period during which the Executive has served in his current position) immediately preceding the Date of Termination under the AIP. Cash severance excludes accrued obligations.

(3)	Reflects payout of 3-year average AIP award.

(4)	Benefits continuation for four months.

(5)	Reflects outplacement services to the executive for up to twelve months and up to an aggregate cost of $25,000.

(6)	Reflects value of unvested restricted stock awards on December 31, 2008 at the closing stock price of $4.50 on that date, of which vesting is accelerated upon a Change-in-Control as defined in the Solutia Inc. 2007 Management Long-term Incentive Plan. The accelerated vesting of equity upon a Change-in-Control occurs regardless if the Executive should terminate employment.

(7)	Employment agreements provide for an excise tax and gross-up payment on excess parachute payments.

(8)	Mr. Wright was terminated prior to the last day of the fiscal year.

(9)	Ms. Klein was terminated prior to the last day of the fiscal year.

Director Compensation for the Year Ended December 31, 2008

The non-employee directors of our former board of directors received compensation for their board service for January and February of 2008 during which time we were in Chapter 11. The elements of compensation for non-employee directors of our former board were as follows:

Form of Compensation	Amount of Compensation
Annual Board Retainer	$70,000
Annual Lead Director Retainer	$50,000
Annual Retainer for Committee Chairperson	$7,500
Board Attendance Fee (each meeting)	$2,500
Committee Attendance Fee (each meeting)	$2,500

Prior to our emergence from bankruptcy, our former board of directors met five times. Two of our former board committees met; the ECDC meeting twice and the Audit and Finance Committee meeting once during January and February of 2008. The following table sets forth the fees earned by our former board. Mr. Mulcahy continued on our board after we emerged from bankruptcy. All fees were paid in cash.

Director	Committee Membership	Fees Earned
Paul H. Hatfield(1)	Audit & Finance	$40,000
Robert H. Jenkins	ECDC, Governance	$29,166
Frank A. Metz, Jr.(2)	Audit and Finance, ECDC	$32,916
J. Patrick Mulcahy(3)	ECDC	$32,916
Sally G. Narodick	Audit and Finance, Governance	$26,666
John B. Slaughter(4)	Governance, Audit & Finance	$27,916

(1) Lead Director

(2) Chairman, Audit & Finance Committee

(3) Chairman, ECDC

(4) Chairman, Governance Committee

The following table displays all components of compensation for current non-employee directors:

Form of Compensation	Amount of Compensation
Annual Board Retainer	$50,000
Annual Lead Director Retainer	$30,000
Annual Retainer for Committee Chairperson	$15,000
Annual Retainer for Committee Member	$7,500
Initial Equity Grant	$100,000
Annual Equity Retainer	$50,000

Non-Employee directors may elect to defer up to 100% of their retainer compensation and their entire annual grant of restricted stock units pursuant to our Non-Employee Director Deferred Compensation Plan. Under the Plan the Non-Employee directors do not pay taxes on their deferral or on investment earnings on the deferral until a distribution is received.

Directors who are our employees do not receive payment for their services as directors. Jeffry N. Quinn, the current Chairman of the Board is also our President and Chief Executive Officer. A Lead Director retainer is paid to the lead non-employee director if the Chairman of the Board is our employee. Our current Lead Director is William T. Monahan.

The following table shows the compensation of our current non-employee directors for the year ended December 31, 2008:

	Fees Earned or	Stock Awards
Director	Paid in Cash ($)(1)	($)(2)	Total ($)
Eugene I. Davis	57,916	22,466	80,382
Robert K. deVeer, Jr.	54,166	22,466	76,632
James P. Heffernan	54,166	22,466	76,632
W. Thomas Jagodinski	60,416	22,466	82,882
William T. Monahan	76,666	22,466	99,132
J. Patrick Mulcahy	60,416	22,466	82,882
Robert A. Peiser	60,416	22,466	82,882
Gregory C. Smith	54,166	22,466	76,632

(1)	Includes all fees earned for services as director including annual cash retainer, annual lead director cash retainer, annual committee chair cash retainer, and annual committee member cash retainer

(2)	Amounts in this column reflect the dollar amount with respect to award of shares of our restricted common stock in accordance with FAS 123R. Refer to Note 14 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2008 for the relevant valuation assumptions. Each director received an initial grant of restricted stock equal to $100,000, or 5,770 shares that vest in three equal annual installments on the anniversary of the February 28, 2008 grant date.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management is primarily responsible for the financial statements and reporting process, including the systems of internal controls, while the independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed our audited consolidated financial statements and has met with and held discussions with management, our internal auditors and with Deloitte & Touche LLP, our independent registered public accounting firm, to discuss those financial statements and related matters. The Audit Committee reviewed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met, at least quarterly, with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee also reviewed with the independent auditors their judgment as to the quality and the appropriateness of our accounting principles and financial controls and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee considered whether the performance by Deloitte & Touche LLP of non-audit services was compatible with their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors approved, including the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Audit Committee
W. Thomas Jagodinski, Chairman
Robert K. deVeer, Jr.
James P. Heffernan
Gregory C. Smith

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of February 28, 2009, information concerning the beneficial ownership of our common stock by each director, each of the executive officers named in this proxy statement and all current directors and executive officers as a group. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Each person reflected in the table below has both sole voting and investment power with respect to the shares included in the table, except as described in the footnotes below. The business address for each of our directors and executive officers listed below is c/o Solutia Inc., 575 Maryville Centre Drive, St. Louis, MO 63141.

	Number of
	Common Shares
	Beneficially Owned		Percentage
Beneficial Owners	(a) (b) (c) (d)		of Class
Executive Officers and Directors
Eugene I. Davis	25,770		*
Robert K. deVeer, Jr.	8,770		*
James P. Heffernan	10,770		*
W. Thomas Jagodinski	12,770		*
William T. Monahan	15,770		*
J. Patrick Mulcahy	26,969		*
Robert A. Peiser	9,616		*
Jeffry N. Quinn	637,478	(e)	*
Gregory C. Smith	5,770		*
James M. Sullivan	213,766		*
Luc De Temmerman	181,405	(f)	*
James R. Voss	149,824		*
Kent J. Davies	107,556		*
Jonathan P. Wright	44,551		*
Rosemary L. Klein	60,119		*
All executive officers and directors (18 persons)	1,650,837	(g)	1.7%

(a)	The number of shares shown for Messrs. deVeer, Jr., Mulcahy, Smith, Davis, Heffernan, Jagodinski, Monahan and Peiser include 5,770 shares of restricted common stock issued pursuant to the Non-Employee Director Stock Compensation Plan.

(b)	The number of shares shown for Messrs. Mulcahy, Quinn, and Sullivan include 472, 1,716, and 87 shares of common stock deliverable upon the exercise of warrants, respectively.

(c)	The number of shares shown for Messrs. Quinn, Sullivan, De Temmerman, Voss and Davies include 330,075, 109,624, 87,368, 86,805 and 73,556 shares of common stock, respectively, issued pursuant to the 2007 Management Long-Term Incentive Plan.

(d)	The number of shares shown for Messrs. Quinn, Sullivan, De Temmerman, Voss, and Davies and Ms. Klein include exercisable options to purchase 166,666, 50,000, 33,333, 33,333, 30,000, and 46,667 shares of common stock, respectively.

(e)	The number of shares shown for Mr. Quinn include 50,115 shares of common stock held in trust and 858 shares of common stock deliverable upon the exercise of warrants held in trust. Also, the number of shares shown for Mr. Quinn include 115 shares of common stock and 858 shares of common stock deliverable upon the exercise of warrants held in trust by Mr. Quinn’s wife. 139,021 shares of common stock shown for Mr. Quinn and his wife have been pledged to secure a promissory note.

(f)	The number of shares shown for Mr. De Temmerman include 5,000 shares of common stock held in trust.

(g)	The number of shares shown for all directors and executive officers as a group include 1,230,230 shares of common stock (of which 803,588 shares are restricted ) 2,275 shares of common stock deliverable upon the exercise of warrants and exercisable options to purchase 418,332 shares of common stock.

*	Less than 1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows all persons or entities that we know were “beneficial owners” of more than five percent of our common stock as of December 31, 2008 except as otherwise noted.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner*	Beneficial Ownership	of Class

Harbinger Capital Partners Master Fund I, Ltd.(a)	21,538,177	22.8%
Harbinger Capital Partners Special Situations Fund, L.P.	10,672,543	11.3%
555 Madison Avenue 16th Floor New York, NY 10022
Wellington Management Company, LLP(b)	8,669,600	9.19%
75 State Street Boston, MA 02109
FMR LLC(c)	13,974,579	14.81%
82 Devonshire Street Boston, MA 02109
Guardian Life Insurance Company of America(d)	6,429,288	6.8%
7 Hanover Square New York, NY 10004

(a)	The shares attributed to Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) may be deemed to be beneficially owned by (i) the Master Fund and (ii) Harbinger Capital Partners LLC (“Harbinger LLC”), as investment manager of the Master Fund, and each has shared voting and dispositive power as to 24,345,085 shares (or 21,538,177 shares assuming the exercise of warrants referred to below). The shares attributed to Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”, together with the Master Fund, the “Funds”) may be deemed to be beneficially owned by (i) the Special Situations Fund and (ii) Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), as general partner of the Special Situations Fund, and each has shared and dispositive power as to 10,672,543 shares. Additionally, the shares held by the Funds may be deemed to be beneficially owned by (i) Harbinger Holdings, LLC (“Harbinger Holdings”), as managing member of each of Harbinger LLC and HCPSS, and (ii) Philip Falcone, as managing member of Harbinger Holdings and portfolio manager of each of the Funds, and each has shared voting and dispositive power as to 32,017,628 shares (or 32,210,720 shares assuming the exercise of warrants referred to below), constituting 34.0% of our common stock. The shares held by the Master Fund include 193,092 shares deliverable upon the exercise of certain warrants. This information is based on Amendment No. 4 to Schedule 13D filed by the relevant beneficial owners with the SEC on March 6, 2009.

(b)	Wellington Management Company, LLP is deemed to beneficially own 8,669,600 shares and has shared voting power as to 7,269,495 shares and shared dispositive power as to 8,527,967 shares.

(c)	Sole voting power as to 335,940 shares and sole dispositive power as to 13,974,579 shares. Also included as a reporting person is Edward C. Johnson 3d who has shared dispositive power as to 13,974,579 shares.

(d)	Guardian Life Insurance Company of America is deemed to beneficially and has shared voting and dispositive power as to 6,429,288 shares. Also included as reporting persons are Guardian Investor Services LLC and RS Investment Management Co. LLC, registered investment advisors, which have shared voting and dispositive power as to 6,429,288 shares.

*	This information is based solely upon filings made under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and other information provided to Solutia Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially holding more than ten percent of our common stock to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. The Securities and Exchange Commission has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such reports of our directors and executive officers were filed on a timely basis.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

If you wish to submit proposals for possible inclusion in our 2010 proxy materials, we must receive them at our principal executive offices no later than the close of business on November 12, 2009. Proposals should be addressed to Miriam Rogers Singer, Secretary, Solutia Inc., 575 Maryville Centre Drive, St. Louis, Missouri 63141.

If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2010 Annual Meeting of Stockholders, our bylaws provide that:

•	you must notify our Secretary in writing;

•	your notice must have been received at our headquarters not earlier than December 23, 2009 and not later than January 22, 2010; and

•	your notice must contain the specific information required in our bylaws.

We will send copies of these requirements to any stockholder who writes to us requesting this information. Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2010 Annual Meeting of Stockholders without submitting them for possible inclusion in our 2010 proxy materials.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on April 22, 2009

The notice of annual meeting, proxy statement and our 2008 annual report may be viewed online under (“Annual Reports” in the Investors section) of our website at www.proxyvote.com. Information on our website does not constitute part of this proxy statement. You may find more information about the date, time and location of the annual meeting of stockholders, as well as the items to be voted on by stockholders at the annual meeting, in the section entitled “Proxy and Voting Information” beginning on page 1 of this proxy statement. There, you will also find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.

If you are a stockholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at www.amstock.com and selecting “Shareholder Account Access.” If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.

PROXY SOLICITATION

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokerage firms, banks, custodians, fiduciaries and other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their reasonable expenses incurred. If we decide to retain a proxy solicitor, we will pay the fees charged by the proxy solicitor.

DIRECTIONS TO THE ANNUAL MEETING

DIRECTIONS TO THE SOLUTIA HEADQUARTERS BUILDING

From Lambert
Int’l Airport
Take I-70 West 3 miles to I-270
South 8 miles. Exit 40/I-64
West 3 miles to Maryville
Centre Drive going North 1/4
mile. Solutia Headquarters will
be on the right. Turn into the
parking lot and follow the signs

From Downtown
St. Louis
Take I-55 South 1 mile to I-44
West 13 miles. Exit I-270 North
7 miles to 40/I-64 West 3 miles.
Exit Maryville Centre Drive going North 1/4 mile. Solutia
Headquarters will be on the right. Turn into the parking lot and follow the signs.

By order of the Board of Directors,

Senior Vice President, General Counsel and
Chief Administrative Officer

March 27, 2009

Appendix A

SOLUTIA’S CATEGORICAL INDEPENDENCE STANDARDS FOR NON-EMPLOYEE DIRECTORS

The Board shall have a majority of “independent directors” as defined in Section 303A of the New York Stock Exchange Listed Company Manual (as amended from time to time). The Board makes an affirmative determination regarding the independence of each director annually. A Director may be deemed independent only if the Board affirmatively determines the Director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable and financial relationships or any other relationships the Board deems material.

The Board of Directors has adopted the following categorical standards to assist it in determining whether Directors are independent.

A Director shall not be deemed independent if the Director:

1) is or has, during the last three years, been an employee of the Company;

2) is a current partner or a current employee of the Company’s internal or external auditor or within the last three years was a partner or employee of such firm and personally worked on the Company’s audit within that time;

3) is or has, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

4) has an immediate family member (as defined below) who falls within the foregoing criteria; provided, however, that with respect to employment by the Company’s internal or external auditor, the Director’s immediate family member may be currently employed by the Company’s auditor but may not personally work on the Company’s audit and, with respect to employment by the Company, the Director’s immediate family member may serve or may have served as an employee but not as an executive officer of the Company during the last three years;

5) has received, or has an immediate family member who has received, more than $120,000 in direct compensation from the Company in any 12-month period during the last three years (other than director and committee fees; pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; and compensation paid to a Director’s immediate family member for service as an employee, other than as an executive officer, of the Company);

6) is a current employee of, or has an immediate family member who is a current executive officer of, a company that made payments to, or received payments from, the Company for property or services in any of the last three years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues; or

7) is or has been, or has an immediate family member who is or has been, an executive officer, trustee or director of a tax exempt or non-profit organization to which the Company’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues during the last three years.

For purposes of these standards, the “Company” includes Solutia Inc. and any of its consolidated subsidiaries. An “immediate family member” includes a Director’s spouse, parents, stepparents, children, stepchildren, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a tenant or employee) who shares the Director’s home.

A-1

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SOLUTIA INC. 575 MARYVILLE CENTRE DR. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS ST. LOUIS, MO 63141 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LUTIA1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SOLUTIA INC. The Board of Directors recommends a vote For Items 1 and 2. 1. Election of Two Directors To be elected for terms expiring in 2012 For Against Abstain Nominees: 1a. Robert K. deVeer, Jr. 1b. Gregory C. Smith For Against Abstain 2. Ratification of Appointment of Our Independent Registered Public Accounting Firm Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. LUTIA2 SOLUTIA INC. This Proxy is solicited on behalf of the Board of Directors of Solutia Inc. for the Annual Meeting of Stockholders to be held on April 22, 2009 The undersigned hereby appoints JEFFRY N. QUINN and PAUL J. BERRA III, and each of them, with power of substitution, as proxy of the undersigned to represent the undersigned and to vote all shares of Solutia Inc. common stock which the undersigned would be entitled to vote, if personally present at the Annual Meeting of Stockholders of Solutia Inc. to be held at its world headquarters at 575 Maryville Centre Drive, St. Louis, Missouri at 10:00 a.m. on Wednesday April 22, 2009 and at any adjournments thereof, with all powers the undersigned would possess if present at such meeting on the matters set forth on the reverse side hereof and on all other matters properly coming before the meeting.